Closing Agreement

      This Agreement ("Closing Agreement") dated July 13, 1999 by and between IVC Industries, Inc. ("Seller"), a Delaware Corporation and Archon Vitamin Corporation ("Buyer"), a New Jersey Corporation. This Closing Agreement is an amendment to the Stock Purchase Agreement dated July 13, 1999 between Buyer and Seller for the acquisition of Vitamin Specialties Corp. Any capitalized terms not defined herein have the definitions given to them in the Stock Purchase Agreement.

      The parties, intending to be legally bound, agree as follows:

      A. Acquisition Closed Subject to Conditions. Seller and Buyer agree that the acquisition of Vitamin Specialties Corp. pursuant to the Stock Purchase Agreement shall be treated as effective as of midnight tonight, with Buyer assuming operations as of that time, but that such acquisition is conditional and shall, to the extent possible be unwound, if the following post Closing Conditions set forth below are not satisfied. For purposes of the Closing of the Stock Purchase Agreement the conditions set forth below are waived by Buyer subject to the terms of this Closing Agreement.

      1. Unwind. If the parties are unable to satisfy the Post-Closing Conditions by the time indicated herein, or as otherwise extended by the parties:

            a.    the Stock Purchase Agreement shall be null and void;

            b. Seller shall return all payments received from Buyer, less amounts representing Seller's Manufacturing Cost of inventory sold by the Company since Closing;

            c. Buyer shall return all assets of the Company acquired from Seller free and clear of any Encumbrance placed on the property after July 13, 1999 unrelated to the Business of the Company less inventory sold during the ordinary course of business;

            d. Seller shall be entitled to all revenues of the Business from the Closing Date until the date the Stock Purchase Agreement is determined to be null and void;

            e. Buyer shall be entitled to a reimbursement of all contributions made to or on behalf of the Company since the Closing Date;

            f. Seller shall be responsible for all outstanding liabilities of the Company and shall indemnify Buyer for any and all guarantees Buyer has extended on behalf of the Company.

      2.    Post -Closing Conditions

            a. Seller shall provide Buyer with written evidence of Seller's right to


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                  terminate the liens of Chase Manhattan Bank and/or Hoffman-La
                  Roche with respect to the stock of Vitamin Specialties Corp. and all of Vitamin Specialties Corp.'s assets by July 31, 1999. Promptly thereafter the Seller shall removed said liens and take all necessary steps taken to terminate UCC filings in connection therewith.

            b. Seller will deliver to Buyer certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) and free of any restrictive legends by August 15, 1999.

            c. Seller will provide Buyer with a UCC-3 termination statement with respect to Seller's lien on Buyer's assets by July 16, 1999.

            d. The requirement of notice, consent, approval, release or other authorization listed in section 5.2 of the Disclosure Letter, with the exception of any consents, approvals or releases of any landlord of any Retail Store, shall be complied with by December 1, 1999.

            e. Seller will have completed all necessary actions to cancel the assignment of the Company trademarks to The Chase Manhattan Bank and to transfer all rights in the trademarks to the Company by December 1, 1999.

      3. Waiver of Condition. Buyer agrees to waive the following conditions to Closing contained in the Stock Purchase Agreement:

            a. Delivery of the Stock Certificates and all of the assets of the Company free and clear of all Encumbrances at Closing.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:      Archon Vitamin Corporation

By:         /s/ Thomas F. Pugsley
            ----------------------------------
            Thomas F. Pugsley
            President


Seller:     IVC Industries, Inc.

By:         /s/ E. Joseph Edell
            ----------------------------------
            E. Joseph Edell
            Chief Executive Officer


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